SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 23, 2002
Date of Report (Date of earliest event reported)

Business Objects S.A.
(Exact name of Registrant as specified in its charter)

Republic of France	0-24720	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

157-159 Rue Anatole France, 92300 Levallois-Perret, France
(Address of principal executive offices)

(408) 953-6000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets.

On July 9, 2002, the board of directors of Business Objects S.A., a corporation (société anonyme) under the laws of the Republic of France (“Business Objects”) approved the acquisition by way of merger of a leading data integration vendor, Acta Technology, Inc. (“Acta”), a Delaware corporation. The merger closed on August 23, 2002.

Pursuant to the terms of the Agreement and Plan of Merger dated as of July 9, 2002, by and among, Acta, Business Objects, Business Objects Americas, a Delaware corporation and a wholly owned subsidiary of Business Objects (“BOA”), Opera Acquisition Corp., a Delaware corporation and wholly owned subsidiary of BOA (“Merger Sub”), U.S. Bank, N.A. as escrow agent, and David Strohm as stockholder agent (the “Merger Agreement”), Merger Sub was merged with and into Acta with Acta continuing as the surviving corporation and an indirect, wholly owned subsidiary of Business Objects operating under the new name Business Objects Data Integration, Inc. The aggregate merger consideration was $64,765,000 excluding transaction costs. Business Objects funded the acquisition using cash on hand.

The summary of the transaction described above is qualified by reference to the Merger Agreement, the press release dated July 9, 2002, regarding the signing of the Merger Agreement and the press release dated August 26, 2002 regarding the closing of the merger all of which are attached as exhibits hereto and incorporated by reference herein.

Item 7.    Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.

The financial information required by this Item 7(a) has not been included with this filing and will be filed by amendment to this Form 8-K no later than 60 days after this initial report must be filed.

(b)  Pro forma Financial Information.

The pro forma financial information required by this Item 7(b) has not been included with this filing and will be filed by amendment to this Form 8-K no later than 60 days after this initial report must be filed.

(c)  Exhibits. The following exhibit is being filed herewith.

2.1
Agreement and Plan of Merger dated as of July 9, 2002, by and among Acta Technology, Inc., Business Objects S.A., Business Objects Americas, Opera Acquisition Corporation, U.S. Bank, N.A, as escrow agent and David Strohm, as stockholder agent. (Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits to the Merger Agreement have been omitted. Business Objects S.A agrees to furnish such exhibits supplementally upon the request of the Commission.)

99.1	Press Release of Business Objects S.A. dated August 26, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2002	Business Objects S.A.
	By:	/s/ BERNARD LIAUTAUD
Bernard Liautaud Chairman of the Board and Chief Executive Officer

BUSINESS OBJECTS S.A.

EXHIBIT INDEX TO FORM 8-K

Exhibit Number	Description
2.1
Agreement and Plan of Merger dated as of July 9, 2002, by and among Acta Technology, Inc., Business Objects S.A., Business Objects Americas, Opera Acquisition Corporation, U.S. Bank, N.A, as escrow agent and David Strohm, as stockholder agent.

99.1	Press Release of Business Objects S.A. dated August 26, 2002.